Pricing Supplement dated July 20, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	            TOYOTA MOTOR CREDIT CORPORATION

	      Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $51,500,000		     Trade Date: July 20, 2005
Issue Price: 100%			     Original Issue Date: July 25, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $51,484,550
Terms of the Notes -- Interest"		     Principal's Discount
Interest Payment Period: Quarterly	 	 or Commission: 0.03%
Stated Maturity Date: January 26, 2007
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		     (Fixed Rate Commencement
              (Fixed Interest Rate): 		      Date):
   [ ]  Other Floating Rate Note		     (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
              [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR	[ ]  Treasury Rate     [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 26, 2005   Spread (+/-): -0.06%
   Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: the 26th of each          Maximum Interest Rate: N/A
       January, April, July and October
   Interest Payment Dates: the 26th of each 	   Minimum Interest Rate:  N/A
       January, April, July and October		   Index Maturity: 3 month
       commencing October 26, 2005		   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from July 25, 2005 to January 26, 2007
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


                	___________________________

                          Barclays Capital Inc.

                     ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on July 21, 2005 minus 0.06%.

Plan of Distribution

		Under the terms of and subject to the conditions of an Appointment Agreement dated January 19, 2005 and an Appointment Agreement Confirmation dated July 20, 2005 (collectively, the "Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. Barclays may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Agreement, Barclays is committed to take and pay for all of the Notes offered hereby if any are taken.